UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 15, 2010

Adolor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30039	31-1429198
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

700 Pennsylvania Drive, Exton, PA	19341
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 595-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02               Results of Operations and Financial Condition.

The information under this caption and contained in the press release attached hereto as Exhibit 99.1 is furnished by Adolor Corporation (the “Company” or “Registrant”) in accordance with Securities Exchange Commission Release No. 33-8216. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act whether made before or after the date of this Current Report, except as shall be expressly set forth by specific reference in such a filing.

On July 15, 2010, the Company issued a press release announcing net product sales of ENTEREG® (alvimopan) for the three months ended June 30, 2010 and the Company’s ending cash and investments balance as of June 30, 2010.  A copy of the press release is furnished hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.05               Costs Associated with Exit or Disposal Activities.

On July 15, 2010, management of the Registrant, upon the approval of the Board of Directors of the Company, announced a restructuring and reduction in force (the “Restructuring”) of 30 employees, or approximately 30% of its workforce, as well as other cost saving initiatives intended to lower the Registrant’s annualized net operating cash burn.  The Restructuring has been completed as of July 15, 2010.

The Registrant has determined that the total costs related to the Restructuring are estimated to be up to approximately $2.0 million, all of which approximately will result in future cash outlays primarily related to severance costs and related expenses.  The Registrant expects to record these charges in the third quarter of 2010.

Item 8.01               Other Events.

On July 15, 2010, the Company issued a press release announcing the Restructuring.  A copy of the press release is furnished hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits.

(d)                             Exhibits.

Exhibit No.	Description of Document
99.1	Press Release of the Registrant dated July 15, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADOLOR CORPORATION

	By	/s/ John M. Limongelli
	Name:	John M. Limongelli
	Title:	Sr. Vice President, General Counsel and Secretary

Dated: July 15, 2010

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of the Registrant dated July 15, 2010